Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NCO GROUP, INC.

SYSTEMS & SERVICES TECHNOLOGIES MERGER CORP.,

SYSTEMS & SERVICES TECHNOLOGIES, INC.

AND

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Dated as of August 27, 2007

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT	26
5.1	Organization, Good Standing and Qualification	26
5.2	Authorization; Binding Agreement	26
5.3	Consents and Approvals	26
5.4	No Violation	26
5.5	Financial Capability	26
5.6	Legal Proceedings	26
5.7	Brokers	27

ARTICLE VI	COVENANTS	27
6.1	Conduct of Business Pending Closing.	27
6.2	Cooperation; Further Assurances.	29
6.3	Access to Information	29
6.4	Notice of Certain Events	30
6.5	Public Announcements	30
6.6	Employee Matters.	31
6.7	Tax Matters.	35
6.8	Additional Agreements.	36

ARTICLE VII	CONDITIONS PRECEDENT TO THE TRANSACTION	37
7.1	Conditions to Obligations of Parent	37
7.2	Additional Conditions to Obligations of JPMorgan	38

ARTICLE VIII	TERMINATION AND EXPENSES	39
8.1	Termination	39
8.2	Effect of Termination	39
8.3	Expenses	40

ARTICLE IX	POST-CLOSING INDEMNIFICATION; SURVIVAL	40
9.1	JPMorgan’s Indemnification	40
9.2	Parent’s Indemnification	40
9.3	Indemnification Procedures	41
9.4	Limits on Indemnification	42
9.5	Sole and Exclusive Remedy	43

ARTICLE X	MISCELLANEOUS	43
10.1	Entire Agreement	43
10.2	Amendment and Waiver	43
10.3	Assignment	43
10.4	Waivers	43
10.5	Governing Law; Venue; Waiver of Jury Trial	44
10.6	Specific Performance	44
10.7	Interpretation	44
10.8	Severability	45
10.9	Notices	45
10.10	Representation by Counsel	45
10.11	Construction	46

ii

10.12	Headings	46
10.13	Survival	46
10.14	Counterparts	46

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of the 27th day of August, 2007, is made by and among NCO Group, Inc. a Delaware corporation (“Parent”), Systems & Services Technologies Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Systems & Services Technologies, Inc., a Delaware corporation (the “Company”) and JPMorgan Chase Bank, National Association, a national banking association (“JPMorgan”).

WHEREAS, JPMorgan owns all of the issued and outstanding shares of the capital stock (the “Shares”) of the Company;

WHEREAS, the Company provides servicing services in connection with structured financial issues and related services (the “Business”);

WHEREAS, Parent and JPMorgan believe that it is in the best interests of the Company and JPMorgan that Parent acquire the Company through the merger of the Company with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Parent (the “Merger”) and Parent and JPMorgan have appropriately approved this Merger and the other transactions contemplated by this Agreement;

WHEREAS, at the Effective Time, on the terms and subject to the conditions set forth in this Agreement (i) the Merger will become effective under applicable law; and (ii) all of the Shares that are issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash and certain securities of Parent as set forth herein;

WHEREAS, the Company, JPMorgan and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, for Federal income tax purposes it is intended that the merger contemplated by this Agreement shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“Action” means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

“Audited Balance Sheet” has the meaning set forth in Section 3.2(b) below.

“Balance Sheet” shall have the meaning set forth in Section 3.3 below.

“Bonds” means collectively the $1,036,000 Missouri Development Finance Board BUILD Missouri Revenue Bonds (Systems Services & Technologies, Inc. Project) Series 2004 and not to exceed $8,500,000 City of Joplin Taxable Industrial Revenue Bonds (Systems & Services Technologies, Inc. Project) Series 2004.

“Business” has the meaning set forth in the preamble hereto and refers to the Business as currently conducted by the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required to close in New York, New York.

“Business Employees” means the employees of the Company or a subsidiary of the Company.

“Business Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Business (excluding any effect resulting from (i) events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to the industry in which the Business competes in general and not specifically relating to the Business, (ii) changes in legal or regulatory conditions that affect the Business (but are applicable generally to businesses similar to the Business and not just the Business), (iii) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement, or (iv) any action or omission required to be taken or omitted to be taken pursuant to the terms of this Agreement or any change or circumstances (including any loss of business, accounts, employees, clients, customers or other business relationships) to the extent resulting from the public announcement of this Agreement, the execution of this Agreement or the transactions contemplated hereby); or (b) a material adverse effect on the ability of JPMorgan to consummate the transactions contemplated by this Agreement.

“Ceiling” has the meaning set forth in Section 9.4(c) below.

“Certificate of Incorporation” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and all amendments thereto, as the same may have been restated, and all amendments thereto (including any articles or certificates of merger or consolidation, certificate of correction or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

“Certificate of Merger” has the meaning set forth in Section 2.2(b) below.

“Claims” has the meaning set forth in Section 9.4(a) below.

“Client” shall mean any Person receiving services in connection with the Business.

“Closing” has the meaning set forth in Section 3.2 below.

“Closing Date” has the meaning set forth in Section 3.2 below.

“COBRA Coverage” means the health continuation coverage required by Section 601 et seq. of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 4.3(a) below.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Intellectual Property” means all Intellectual Property owned by the Company that is used in connection with the Business as presently conducted but shall not include Licensed Software or that software expressly excluded from the definition of Licensed Software.

“Company Owned Software” means all Software owned by the Company or any Subsidiary that is used in connection with the Business as presently conducted.

“Confidentiality Agreement” has the meaning set forth in Section 6.3 below.

“Continuing Employee” has the meaning set forth in Section 6.6 below.

“Contract” means any material contract, agreement, license, lease (other than the Leases) or other instrument, and all written amendments, modifications and supplements thereto; including, without limitation, collective bargaining agreements, employment agreements, royalty agreements, non-compete agreements, sales and marketing agreements.

“Contributed Assets” has the meaning set forth in Section 4.11 below.

“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iii) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Deductible” has the meaning set forth in Section 9.4(a) below.

“Defense” has the meaning set forth in Section 9.3(b) below.

“DGCL” has the meaning set forth in Section 2.1 below.

“Disclosure Schedule” has the meaning set forth in the preamble to Article IV below.

“Disagreement” has the meaning set forth in Section 3.4 below.

“Effective Time” has the meaning set forth in Section 2.2(b) below.

“Environmental Liabilities” has the meaning set forth in Section 4.19 below.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to, on or after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.6(b) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 3.2(b) below.

“Excluded Liabilities” has the meaning set forth in Section 3.2(b) below.

“Former Employee Plan” has the meaning set forth in Section 6.6(b) below.

“Financial Statements” has the meaning set forth in Section 4.7 below.

“GAAP” means U.S. generally accepted accounting principles consistently applied throughout the periods indicated.

“Governmental Authority” means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization.

“Group” shall have the meaning set forth in Section 6.8(a) below.

“Historical Financial Statements” has the meaning set forth in Section 4.7 below.

“Included Assets” has the meaning set forth in Section 3.2(b) below.

“Included Liabilities” has the meaning set forth in Section 3.2(b) below.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), for the deferred Merger Consideration of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business consistent with past practice, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, and (v) all obligations of the type referred to in clauses (i) – (iv) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnification Matter” has the meaning set forth in Section 9.3 below.

“Indemnification Notice” has the meaning set forth in Section 9.3 below.

“Indemnitee” has the meaning set forth in Section 9.3 below.

“Indemnitor” has the meaning set forth in Section 9.3 below.

“Independent Accounting Firm” shall mean PricewaterhouseCoopers or, if such firm is unable to act in the circumstances, such other nationally or regionally recognized independent public accounting firm mutually agreed to by JPMorgan and Parent.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), improvements thereto, and any reissue, continuation, continuation in part, divisional, revision, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, internet domain names and web sites, logos, topographies, trade names and corporate names, all registrations, applications and renewals for any the foregoing, together with all goodwill associated with any the foregoing (the “Marks”); (iii) copyrights (whether or not registered), works of authorship and mask works, together with all registrations, applications and renewals for any of the foregoing including such rights in Software; (iv) all Proprietary Information; and (v) all copies and tangible embodiments of the foregoing (in whatever form or medium) excluding those copies that JPMorgan may retain as part of its standard document and data retention policies.

“Interim Financial Statements” has the meaning set forth in Section 4.7 below.

“IP Licenses” means all licenses, sublicenses, distribution agreement, development agreements, consent to use agreements and covenants not to sue.

“JPMorgan” shall have the meaning set forth in the preamble hereto.

“JPMorgan Group” shall have the meaning set forth in Section 9.2 below.

“JPMorgan’s knowledge” “knowledge of JPMorgan” and terms of like impart means the actual knowledge of those officers of the Company or JPMorgan listed on Section 1.1 of the Disclosure Schedule would have after reasonable investigation or in connection with the performance of their duties in the ordinary course of business after reasonable inquiry.

“JPMorgan Plans” shall have the meaning set forth in Section 4.13(d) below.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

“Leased Property” shall have the meaning set forth in Section 9.4(b) below.

“Leases” has the meaning set forth in Section 4.15(b) below.

“Liabilities” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Orders, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, Court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), any incidental or consequential damages and any punitive damages that are awarded to third parties.

“Licensed Software” means all third party software (other than commercially available over-the-counter or off-the-shelf or shrink-wrap software) under which the Company is a licensee, lessee or has otherwise obtained the right to use including Open Source Software.

“Lien” means any mortgage, pledge, security interest, attachment, easement, restriction, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal or right of first offer (including any agreement to give any of the foregoing).

“Material Contracts” has the meaning set forth in Section 4.14(a) below.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA.

“Merger Consideration” has the meaning set forth in Section 3.1 below.

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NTA” has the meaning set forth in Section 3.2(b) below.

“Net Tangible Book Value Adjustment” has the meaning set forth in Section 3.3 below.

“Net Tangible Book Value Adjustment Date” has the meaning set forth in Section 3.3 below.

“Notice of Disagreement” has the meaning set forth in Section 3.4(a) below.

“Open Source Software” means Licensed Software that is open source software, freeware or shareware.

“Order” means any judgment, order, award, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Balance Sheet” has the meaning set forth in Section 3.2(b) below.

“Parent Benefit Plans” has the meaning set forth in Section 6.6(b) below.

“Parent Group” has the meaning set forth in Section 9.1 below.

“Permitted Liens” means (i) liens for Taxes, assessments and similar charges not yet due, (ii) mechanic’s, material men’s, carrier’s, repairer’s and other similar liens arising or incurred in the ordinary course of business or that are not due and payable and have been fully reserved on the Financial Statements and (iii) such liens and encumbrances as the parties shall expressly agree to treat as Permitted Liens.

“Permits” shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Law.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“PIK Preferred Stock” has the meaning set forth in Section 3.1 below.

“Plan” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, retention, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or other arrangement.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date.

“Preliminary Balance Sheet” has the meaning set forth in Section 3.2(b) below.

“Proprietary Information” means trade secrets and any of the following to the extent that they are treated by the Company or a Subsidiary as proprietary or confidential: know-how, inventions, processes, procedures, customer lists, databases, confidential business information ideas, research and development, formulae, notes,, technical data, designs, drawings, specifications, supplier lists, pricing and cost information, financial, business and marketing plans and proposals.

“Receivables” means all of a Person’s accounts, receivables, notes, instruments, documents, chattel paper and general intangibles, whether secured or unsecured.

“Regulation” means any rule or regulation of any Governmental Authority.

“Restricted Period” shall have the meaning set forth in Section 6.8(a) below.

“Self-Regulatory Organization” shall be as defined in Section 3(a) (26) of the Exchange Act.

“Shares” has the meaning set forth in the preamble hereto.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiaries” shall have the meaning set forth in Section 4.1(c) below.

“Subsidiary Shares” has the meaning set forth in Section 3.3(d) below.

“Supplemental Closing” shall have the meaning set forth in Section 3.4(b) below.

“Supplemental Closing Date” shall have the meaning set forth in Section 3.4(b) below.

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Taxing Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Tax Authority or other Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and any interest, penalties and additions to tax imposed with respect thereto.

“Tax Proceeding” shall have the meaning set forth in Section 4.7(g) (ii) below.

“Tax Refund” shall have the meaning set forth in Section 6.9 below.

“Tax Return” shall mean any report, return, document, declaration or other information (and any supporting schedules or attachments thereto) supplied or required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

“Transaction” shall mean the Merger and the other transactions contemplated by this Agreement.

“Transaction Documents” shall have the meaning set forth in Section 4.4 below.

“Transfer Taxes” shall mean all sales, use, transfer, intangible, recordation, documentary, stamp or similar Taxes and recording fees.

“Treasury Rate” shall mean the applicable interest rate payable on United States Treasury obligations with a maturity date most closely corresponding to the applicable payment period, as of the end of such period as reported in the Wall Street Journal and regardless of the initial term of such obligation.

“Welfare Benefits” shall mean employee benefits of the type described in Section 3(1) of ERISA (whether or not covered by ERISA).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

ARTICLE II

MERGER

2.1 The Merger.

On the terms and subject to the conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with the Company, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. For times and periods after the Effective Time, the Merger Sub, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 Closing; Effective Time.

(a) Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place as promptly as reasonably practicable after the execution and delivery of this Agreement by each of the parties hereto, but in any event no later than three (3) Business Days following the satisfaction or waiver (if and to the extent permitted by the terms hereof) of the conditions set forth in ARTICLE III (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of JPMorgan, 1 Chase Manhattan Plaza, New York, NY 10005, unless another place or time is agreed to by Parent and JPMorgan. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b) At the Closing, the parties shall (i) deliver the agreements, instruments, certificates and other documents required to be delivered at or prior to the Closing pursuant to ARTICLE III, and (ii) cause the Merger to be consummated by filing a certificate of merger, in customary form and substance reasonably acceptable to Parent and JPMorgan (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).

2.3 Effects of the Merger. The effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Merger, until thereafter amended in accordance with the DGCL; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is Systems & Services Technologies, Inc.”

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub shall become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

2.5 Directors and Executive Officers of Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Executive Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.6 Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a) Treatment of Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or JPMorgan each share of Stock that is owned by JPMorgan, the Company or any Subsidiary of JPMorgan or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any rights remaining to holder thereof other than the right to receive the Merger Consideration.

(b) Treatment of Merger Sub Capital Stock. Each share of the common stock $.01 par value per share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for one share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of such shares shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Further Assurances. If, at any time after the Effective Time, any such further action on the part of JPMorgan, Parent or the Surviving Corporation is necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property, or to complete and prosecute all domestic and foreign patent filings the directors and officers of the Surviving Corporation are fully authorized to take and will take, all such lawful and necessary action.

2.8 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid and to be paid in respect of the Shares in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to the Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares.

ARTICLE III

PAYMENT OF MERGER CONSIDERATION; CLOSING

3.1 Merger Consideration. Upon the terms and subject to the conditions of this Agreement, Parent agrees to transfer to JPMorgan merger consideration equal in amount to $23,350,000, payable as follows: (i) $13,350,000, payable at Closing in cash and shares of the preferred stock of Parent (the “PIK Preferred Stock”) as expressly set forth on Schedule 3.1 hereto, and (ii) the balance of $10,000,000 shall be payable if, and only if, as set forth in that certain letter agreement of even date herewith, also payable in the form set forth on Schedule 3.1 hereto (collectively, the “Merger Consideration”). The Merger Consideration shall be paid and provided as set forth in Sections 3.1 and 3.2 hereto.

3.2 Closing.

(a) Closing. The closing (the “Closing”) shall take place at the offices of JPMorgan, One Chase Manhattan Plaza, New York, New York, at 10:00 AM, as soon as possible, but in no event later than three (3) Business Days, after satisfaction of the conditions set forth in Article VII or at such other time and place as Parent and JPMorgan may agree (the Closing Date”). The cash portion of the Merger Consideration shall be paid by a wire transfer in immediately available funds to an account of JPMorgan at JPMorgan designated by JPMorgan, on notice to Parent, not later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of JPMorgan in such amount or make payment in another means expressly agreed to by JPMorgan). That portion of the Merger Consideration consisting of shares of PIK Preferred Stock shall be transferred by delivery to JPMorgan or its designee of a share certificate evidencing the number of shares of PIK Preferred Stock to JPMorgan on the Closing Date.

(b) Preliminary Balance Sheet. Two Business Days prior to the Closing Date JPMorgan shall deliver to Parent a preliminary balance sheet of the Company setting forth the estimated financial position of the Company on the Closing Date (the “Preliminary Balance Sheet”). The Preliminary Balance Sheet shall include the assets of the Company consisting of prepaid expenses, Receivables, fixed and other tangible assets (collectively, the “Included Assets”) but excluding cash, the Bonds and intangible assets (collectively, the “Excluded Assets”) and the Liabilities of the Company as of the Closing Date, consisting of accrued expenses, accounts payable, current liabilities and long term obligations of the Company (the “Included Liabilities”) but excluding (i) Liabilities to JPMorgan and/or affiliates and (ii) the Bonds (collectively, the “Excluded Liabilities”). The Preliminary Balance Sheet shall be prepared in accordance with GAAP, in a manner consistent with that used for the audited financial statements of the Company as of December 31, 2006. The Net Tangible Value of the Company shall be determined by subtracting an amount equal to the value of the Included Liabilities from an amount equal to the value of the Included Assets (the “NTA”). Promptly after the Closing Date Parent shall prepare a balance sheet for the Company as of the Closing Date (the “Parent Balance Sheet”). The Parent Balance Sheet shall be prepared in a manner consistent with that used to prepare the Preliminary Balance Sheet. Upon its completion and delivery of the Parent Balance Sheet to JPMorgan, JPMorgan shall have Pricewaterhouse Coopers audit the Parent Balance Sheet and a copy of the audited Balance Sheet (the “Audited Balance Sheet”) shall be delivered to Parent and JPMorgan prior to the Net Tangible Book Value Adjustment Date. The foregoing audit shall include, without limitation, to the reasonable satisfaction of JPMorgan and Parent, a complete reconciliation of the Company and CitiGroup credit card servicing agreements including the reconciliation of cash, escrows, escrows payable and Receivables.

3.3 Net Tangible Book Value Adjustment. On the date the Audited Balance Sheet has been completed, which date shall be no later than ninety (90) days from the Closing Date (or if such date falls on a day that is not a Business Day, then on the next succeeding Business Day) (the “Net Tangible Book Value Adjustment Date”) the Merger Consideration shall be subject to adjustment based on the Audited Balance Sheet as set forth herein. The Merger Consideration shall be increased or decreased by an amount, if any, equal to the amount by which the NTA less an amount equal to 20% of the Receivables set forth on the Audited Balance Sheet (inclusive of any reserve set forth on such Audited Balance Sheet), is greater than or less than $26,994,000, as the case may be (the “Net Tangible Book Value Adjustment”). In any adjustment to the Merger Consideration, the amount of cash to be paid shall not exceed an amount equal to sixty (60%) of such adjustment. For the avoidance of doubt, if the Audited Balance Sheet reflects no reserve for the Receivables, the Receivables shall be reduced by 20% and if the Audited Balance Sheet reflects a reserve for the Receivables, Receivables on the Audited Balance Sheet shall be reduced by an additional amount equal to the difference between 20% and such reserve.

3.4 Resolution of Disputes. (a) If the parties hereto cannot reach agreement on the amount of the Net Tangible Book Value Adjustment within 30 days after receipt by JPMorgan of the Audit Balance Sheet, either party may by delivery of a written notice to the other (a “Notice of Disagreement”) which notice shall set forth in reasonable detail the disagreements between the parties (the “Disagreement”). The Disagreement shall thereafter be referred to the Independent Accounting Firm for resolution in accordance with the terms of this Agreement. Parent and JPMorgan shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within 15 calendar days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall be final and binding upon the parties, the amount so determined shall constitute the Net Tangible Book Value Adjustment. The parties agree that the procedures set forth in this Section 3.4 shall be the sole and exclusive remedy with respect to the determination of the Net Tangible Book Value Adjustment. Each of Parent and JPMorgan shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the fifteen-day period described in this paragraph (a), and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representative of it and such other information as such firm may reasonably require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (a) shall be shared equally by Parent and JPMorgan.

(b) Promptly after the Net Tangible Book Value Adjustment has been finally determined in accordance with this Section 3.4, but in no event later than 10 calendar days following such final determination (the “Supplemental Closing Date”), the parties shall hold a supplemental closing (the “Supplemental Closing”), either by telephone or in person at a mutually convenient location. If the Net Tangible Book Value Adjustment is positive, Parent shall deliver to JPMorgan on the Supplemental Closing Date an amount equal to such difference by, in the cash portion of such adjustment, wire transfer of immediately available funds into an account designated by JPMorgan in writing to Parent no later than 5 calendar days prior to the Supplemental Closing Date. That portion of such adjustment to be paid by delivery of shares of PIK Preferred Stock shall be paid by delivery of such shares to JPMorgan on the Supplemental Closing Date (together with such number of shares of PIK Preferred Stock that would have been paid on such shares as a dividend or distribution between the Closing Date and the Supplemental Closing Date). If the Net Tangible Book Value Adjustment is negative, JPMorgan shall deliver to Parent on the Supplemental Closing Date an amount equal to the absolute value of such difference by, in the case of the cash portion of such adjustment, wire transfer of immediately available funds into an account designated by Parent in writing to JPMorgan no later than 5 calendar days prior to the Supplemental Closing Date. That portion of such adjustment to be paid by delivery of shares of PIK Preferred Stock to Parent shall be paid delivery of such shares to Parent on the Supplemental Closing Date (together with any shares of PIK Preferred Stock paid on such shares as a dividend or distribution between the Closing Date and the Supplemental Closing Date), provided that if the amount due to Parent shall be $2,500,000 or less, JPMorgan may pay such amount at its election entirely in cash. Any cash amount payable at the Supplemental Closing shall be accompanied by interest thereon calculated at the Treasury Rate for the period from the Closing Date up to but not including the Supplemental Closing Date provided that the aggregate amount of cash shall not exceed sixty (60%) percent of the amount of the Net Tangible Book Value Adjustment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JPMORGAN

Except as disclosed in the disclosure schedule of JPMorgan dated the date of this Agreement and delivered by JPMorgan to Parent prior to the execution and delivery of this Agreement (the “Disclosure Schedule”) (provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Business Material Adverse Effect provided, further, that an item disclosed in the Disclosure Schedule shall be deemed to be a disclosure against any other representation, warranty or covenant of this Agreement to the extent that the relevance of such disclosure is reasonably apparent from the context of such disclosure in the Disclosure Schedule). JPMorgan represents and warrants to Parent as follows and as set forth in the Disclosure Schedule:

4.1 Organization, Good Standing, Qualification and Power. (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 4.1 of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Business Material Adverse Effect.

(b) JPMorgan (i) is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as related to the Business as now being conducted, to enter into this Agreement, and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(c) Section 4.1(c) of the Disclosure Schedule sets forth a list of all of the Company’s subsidiaries (the “Subsidiaries”). The Company owns all of the issued and outstanding capital stock of each of the Subsidiaries.

(d) Each of the Subsidiaries is (i) duly incorporated under the laws of the jurisdiction set forth on Section 4.1(c) of the Disclosure Schedule (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on those portions of the Business carried on by it as it is now being conducted and (iii) is duly qualified and in good standing to do business in the jurisdictions set forth as applicable to it in Section 4.1 of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned leased, or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified or in good standing would not have a Business Material Adverse Effect.

(e) Other than with respect to the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns or controls (directly or indirectly), (i) any capital stock or other equity securities of any corporation or (ii) any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures, in any Person.

4.2 Organizational Documents and Records. JPMorgan has heretofore delivered to Parent a complete and correct copy of the certificate of incorporation and by-laws, each as amended or restated to the date hereof, of the Company and the Subsidiaries. Such certificate and by-laws are in full force and effect. The minute books of the Company and the Subsidiaries previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company, or the Subsidiaries, as the case may be. The stock certificate books and stock transfer ledgers of the Company previously made available to Parent are true, correct and complete in all material regards. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.3 Capitalization; Title to Shares.

(a) The total number of shares of capital stock that the Company has authority to issue is three thousand (3,000) shares of the Common Stock (“Common Stock”) of which fifty-one (51) shares of Common Stock are issued and outstanding on the date hereof. All of the issued and outstanding shares of capital stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) The Shares constitute all of the issued and outstanding capital stock of the Company, and there are no outstanding options, warrants, calls, rights or other contracts or instruments of any character requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. There are no outstanding or authorized stock or interest appreciation, phantom stock or interest, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock or equity interests of the Company or any of its Subsidiaries.

(c) JPMorgan is the legal and beneficial holder of all of the Shares, and has good, absolute and marketable title to the Shares, free and clear of all Liens. The delivery of the Shares to Parent pursuant hereto will vest in Parent good, absolute, and marketable title to the Shares, free and clear of all Liens.

(d) All of the issued and outstanding Shares of capital stock of the Subsidiaries (the “Subsidiary Shares”) were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Company is the legal and beneficial holder of all of the Subsidiary Shares and has good, absolute and marketable title to the Subsidiary Shares free and clear of Liens other than Permitted Liens.

(e) Except as listed in Section 4.1(c) of the Disclosure Schedule, the Company does not own any capital stock or other equity interest in any Person or any right to acquire any such stock or interest.

4.4 Authorization; Binding Obligation. JPMorgan has the power and authority to approve, execute and deliver this Agreement and the other documents contemplated by this Agreement to be used in connection with this Transaction (the “Transaction Documents”) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by JPMorgan of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder, and the consummation by JPMorgan of the Transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of JPMorgan, and no other action on the part of JPMorgan or any of its Affiliates is necessary to authorize this Agreement and the Transaction Documents to which it is a party, to consummate the Transactions contemplated hereby or to otherwise fulfill its obligations hereunder. This Agreement and the other Transaction Documents to which JPMorgan is a party have been, validly executed and delivered by JPMorgan, and this Agreement and the other Transaction Documents to which JPMorgan is a party constitute the legal, valid and binding obligation of JPMorgan enforceable against JPMorgan in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.5 Consents and Approvals. The execution and delivery by JPMorgan of this Agreement and the other Transaction Documents to which JPMorgan is a party, and the performance of the terms of this Agreement and the other Transaction Documents to which JPMorgan is a party by JPMorgan, does not require JPMorgan or the Company to obtain any Approval of any Person other than as set forth in Section 4.5 of the Disclosure Schedule, or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

4.6 No Violation. The execution and delivery of this Agreement and the other Transaction Documents to which JPMorgan is a party by JPMorgan and the consummation of the Transactions contemplated hereby does not (a) conflict with or violate the Certificate of Incorporation or by-laws or other equivalent organizational documents of JPMorgan, the Company or any of its Subsidiaries, (b) conflict with or violate any Law or Order, in each case, applicable to JPMorgan, the Company or any of the Subsidiaries, or by which its or any of their respective properties is bound or affected, or (c) subject to Section 4.5, result in a breach or violation of, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Business, Contract, Approval or other material instrument or obligation to which the Company is a party or by which the Company or its properties or assets, including the Business, is bound or affected.

4.7 Financial Statements; No Undisclosed Liabilities. Prior to the execution and delivery of this Agreement, JPMorgan has delivered to Parent the (i) audited balance sheets of the Company as of December 31, 2005 and December 31, 2006, and the related audited statements of income and cash flows for those years and related footnotes (the “Historical Financial Statements”), and (ii) unaudited balance sheets of the Company as of May 31, 2007, together with the related unaudited statement of income for the period covered by such unaudited balance sheets (the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements are set forth in Section 4.7 of the Disclosure Schedule. The Financial Statements were prepared from the books and records of the Company (which are accurate and complete in all material regards), and the Historical Financial Statements fairly present in all material respects the financial condition of the Business as of the dates indicated and the results of operations, of the Business for the respective periods indicated, and have been prepared in accordance with GAAP consistently applied. The Interim Financial Statements (which have been prepared on a pro forma basis to include the Contributed Assets as if such assets and liabilities had been assets and liabilities of the Company as of the dates thereof and to not include the Excluded Liabilities but only the Included Liabilities) fairly present in all material respects the financial condition of the Business as of the dates indicated and the results of operations of the Business for the respective periods indicated, and have been prepared in accordance with GAAP consistently applied, subject to annual year end audit adjustments which should not be material, individually or in the aggregate, and the absence of footnotes. Except for (i) those Liabilities that are fully reflected or reserved against on the unaudited balance sheet as of May 31, 2007 contained in the Financial Statements and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which are not material to the Business, individually or in the aggregate, the Company does not have any Liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due that would be required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP. The books and records of the Business have in all material respects been maintained in accordance with good business practices and all applicable Laws and reflect only actual transactions.

4.8 Absence of Certain Events. Except for this Agreement and the Transactions contemplated hereby, since December 31, 2006 and as set forth in Section 4.8 of the Disclosure Schedule, (i) there has been no Business Material Adverse Effect and (ii) the Business has been operated in the ordinary course of business consistent with past practice and neither JPMorgan, the Company nor the Subsidiaries has sold, transferred or otherwise disposed of, or agreed or committed to sell, transfer or otherwise dispose of, any of the properties or assets of the Business. Since December 31, 2006, except as set forth in Section 4.8 of the Disclosure Schedule neither the Company nor any Subsidiary has:

(i) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other equity securities of the Company or any of its Subsidiaries;

(ii) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities incurred in the ordinary course of business;

(iii) discharged or satisfied any Lien or paid any Liability, other than Liabilities paid in the ordinary course of business, or prepaid any amount of Indebtedness, other than in the ordinary course of business;

(iv) subjected any portion of the assets of the Business to any Lien other than a Permitted Lien;

(v) made any material promises or other commitments to any employee as to benefits, employment or remuneration which are not properly accrued or otherwise reflected in the Financial Statements;

(vi) entered into, amended or terminated any Material Contract or taken any other action or entered into any other transaction other than in the ordinary course of business;

(vii) entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice;

(viii) made any capital expenditures that aggregate in excess of $300,000;

(ix) made any loans or advances to, or guarantees for the benefit of, any Persons;

(x) cancelled or waived (i) any right material to the operation of the Business of the Company or any Subsidiary, or (ii) any debts or claims against any Affiliate of the Company or any Subsidiary; or

(xi) agreed, whether orally or in writing, to do any of the foregoing or agreed to take any action, that if taken prior to the date of this Agreement, would have made any representation or warranty in this Section 4.8 untrue or incorrect.

4.9 Legal Proceedings. Other than as set forth in Section 4.9 of the Disclosure Schedule, there is no Action pending or, to JPMorgan’s knowledge, threatened by or against the Company, and Subsidiary or JPMorgan (in the case of JPMorgan, to the extent relating to the Business), and neither JPMorgan nor the Company has received any written claim, complaint, report, threat or notice of any such Action. No Governmental Authority has, prior to the execution hereof, notified JPMorgan that it would oppose or not approve or consent to the transaction contemplated by this Agreement.

4.10 Compliance with Laws.

(a) Each of the Company, each Subsidiary and JPMorgan (in the case of JPMorgan, to the extent relating to the Business) has complied and is in compliance in all material respects with all Laws applicable to the Company, the Business and the assets and properties of the Business, and to JPMorgan’s knowledge there exist no material violations of Law. All necessary Permits for the conduct of the Business are set forth in Section 4.10 of the Disclosure Schedule. To JPMorgan’s knowledge, there are no pending investigations or disciplinary proceedings initiated by a Governmental Authority against the Company or a Subsidiary relating to the Business, and no reasonable basis or bases exist for any threatened investigation or disciplinary proceeding against the Company or a Subsidiary relating to the Business that could lead to an order or action (i) revoking or suspending any necessary Permits to conduct business or (ii) suspending, restricting, or disqualifying the continued performance of the Business in any material respect.

(b) The Company and each Subsidiary possesses or will, prior to Closing, posses all Permits necessary to conduct Business consistent with current practice in all material respects and to own, operate or maintain assets and property related to the Business.

(c) Since December 31, 2006, neither JPMorgan nor the Company has received any written notice or communication from a Governmental Authority (i) asserting that the Company or a Subsidiary is not in material compliance with any Law applicable to the Business or the assets and properties of the Business, (ii) threatening to revoke any Permit of the Company or a Subsidiary necessary to the conduct of the Business or otherwise material to the Business, or to restrict in any non-de-minimis respect the operations or activities of the Business or (iii) requiring JPMorgan, the Company or a Subsidiary to enter into a cease and desist order, agreement, or memorandum of understanding pertaining to the Business or the assets and properties of the Company and its Subsidiaries.

4.11 Sufficiency of Assets. Except for those assets, properties or rights set forth in Section 4.11 of the Disclosure Schedule, and certain assets to be contributed by JPMorgan or an Affiliate of JPMorgan prior to Closing set forth in Section 4.11 of the Disclosure Schedule (the “Contributed Assets”) the assets, properties and rights of the Company and the Subsidiaries immediately following the Closing will comprise the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, used in the operation of the Business as currently conducted subject to those limitations and exclusions set forth in Section 4.11 of the Disclosure Schedule.

4.12 Taxes. (a) All material Tax Returns required to be filed with any Taxing Authority on or before the date of this Agreement with respect to the Company and the Subsidiaries and its Business, assets and properties have been filed and are in compliance with all Laws and all such Tax Returns have been properly and timely filed and are true, correct and complete in all material respects.

(b) All Taxes (whether or not shown on a Tax Return) required to be paid by or with respect to the Company or the Subsidiaries have been timely paid.

(c) The charges, accruals and reserves for Taxes with respect to the Company and the Subsidiaries reflected on their respective books are prepared in accordance with GAAP and are adequate to cover all material Tax Liabilities accruing through the end of the last period for which the Company and the Subsidiaries ordinarily record items on their respective books.

(d) There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax. No written notice of any proposed Tax audit, or adjustment has been received by the Company or any Subsidiary.

(e) Since December 31, 2006, the Company and its Subsidiaries have not incurred any Liabilities for Taxes except in the ordinary course of business consistent with past practices.

(f) No claim has been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of the Company or its Subsidiaries that the Company or its Subsidiaries is subject to Tax in that jurisdiction.

4.13 Employee Matters.

(a) The Company and its Subsidiaries do not sponsor, maintain, contribute to or are obligated to contribute to any Plan other than Plans sponsored and maintained by JPMorgan or an Affiliate of JPMorgan.

(b) No Plan to which the Company or any of its Subsidiaries contributes or is obligated to contribute is a Multiemployer Plan or a Multiple Employer Plan. There does not now exist, nor do any circumstances exist that would be reasonably expected to result in, any Controlled Group Liability that would be a Liability of the Company following Closing.

(c) No labor organization or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to JPMorgan’s knowledge threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To JPMorgan’s knowledge, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Business. The Company is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(d) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan sponsored, maintained or contributed to by JPMorgan or any of its ERISA Affiliates (the “JPMorgan Plans”) that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that has not been revoked, and JPMorgan knows of no existing circumstances and no events have occurred that could adversely affect the qualified status of any such Plan or the related trust.

(e) With respect to the Former Employee Plans, Company and its Subsidiaries will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. All of the Plans of JPMorgan or its Affiliates are, and have been, operated in compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. JPMorgan, its ERISA Affiliates, and all fiduciaries of the Plans of JPMorgan or its Affiliates have complied in all material respects with the provisions of such Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder.

4.14 Contracts.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a correct and complete list of each currently effective written Contract to which the Company or a Subsidiary is a party or by which the Company, a Subsidiary or their assets are bound and which relate primarily to the operation or conduct of the Business and which constitute (i) a Contract relating to Indebtedness, (ii) a non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company (or, following the Closing, Parent or its Affiliates) to solicit customers or employees or the ability of JPMorgan in connection with the conduct of the Business to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the Business (or, following the Closing, the business and operations of Parent and its Affiliates) is or could be conducted, (iii) an agreement granting any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of JPMorgan or the Company (or, following the Closing, Parent or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of the properties or assets of the Business; (iv) an agreement providing for the indemnification by JPMorgan or the Company of any Person in connection with the Business; (v) a joint venture or partnership agreement; (vi) an agreement providing for any payments by the Company that are conditioned, in whole or in part, on a change of control of the Company or transactions of the type contemplated hereby; (vii) a collective bargaining agreement; (viii) an employment agreement with, or any agreement or arrangement that contains any guaranteed compensation, equity commitments, commission or other production bonuses, severance pay or post-employment Liabilities or obligations (other than as required by law) to, any current or former employees, nonemployee directors or officers or other natural persons that have performed or are performing consulting or other independent contractor services for the Business; (ix) an agreement that contains a “most favored nation” clause or other terms providing preferential pricing or treatment to a third party in connection with the Business; (x) a Contract material to the conduct of the Business pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property used in the Business, whether the Company or another Affiliate is the licensee or licensor thereunder; (xi) an agreement pursuant to which JPMorgan or another Affiliate leases any real property or any material personal property in connection with the Business; (xii) an agreement material to the Business providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Business or (xiii) any other Contract that involves future expenditures or projected receipts by the Company of more than $200,000 in any one-year period or is otherwise material to the operation of the business of the Company (collectively, “Material Contracts”). Neither the Company nor any Subsidiary has any Contract which is not in writing and set forth in Section 4.14(a) of the Disclosure Schedule or previously disclosed in writing to Parent.

(b) Each Material Contract is, and constitutes a valid and binding agreement of the Company and, to JPMorgan’s knowledge, of each of the other parties thereto. Each Material Contract is in full force and effect, and none of the Company nor, to JPMorgan’s knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract nor has any event occurred with which the giving of notice or the passage of time, or both would constitute an event of default. Except as set forth in Section 4.14(a) of the Disclosure Schedule, there are no consents or other approvals required to be obtained with respect to any Contract in connection with the execution and/or consummation of the transactions contemplated by this Agreement.

4.15 Title to Properties.

(a) Section 4.15(a) of the Disclosure Schedule sets forth all of the material rights and interests of the Company and the Subsidiaries in real property (both fee and leasehold) used in connection with the Business and the nature of the Company’s or such Subsidiary’s interest therein as the case may be. The Company has fee simple title to, or valid leasehold interests in, all such real properties, in each case free and clear of all Liens other than Permitted Liens and those matters set forth in Section 4.15(a) of the Disclosure Schedule.

(b) Section 4.15(b) of the Disclosure Schedule sets forth the leases relating to real property leased by the Company (the “Leases”), true and complete copies of which have been provided to Parent prior to the date hereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, the Leases and agreements under which the Company is a lessee or lessor of any property, real or personal, are valid and binding agreements of the Company, and to JPMorgan’s knowledge no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company or any Subsidiary under any such lease or agreement or, to JPMorgan’s knowledge, by any other party thereto.

(d) Except as set forth in Section 4.15(d) of the Disclosure Schedule, the tangible assets of the Company (i) are in good operating condition and repair, normal wear and tear excepted, (ii) are usable in the ordinary course of business, (iii) are adequate and suitable for the uses to which they are being put, and (iv) conform in all material respects to all applicable Laws relating to their operation.

4.16 Intellectual Property Rights.

(a) Set forth in Section 4.16(a) of the Disclosure Schedule is a list of all Company Owned Software. Except as set forth in Section 4.16(a) of the Disclosure Schedule the Company or one of its Subsidiaries owns all Company Owned Software free and clear of all Liens other that Permitted Liens.

(b) Section 4.16(b) of the Disclosure Schedule sets forth a list of Licensed Software that is used primarily in connection with the Business as currently conducted, in each case as identified by the applicable IP License or other agreement by which the right to use has been obtained. The Company or the Subsidiary, as the case may be, has the rights and licenses to the Licensed Software set forth in the respective IP License pursuant to which such Licensed Software is licensed.

(c) The transactions contemplated by this Agreement and the other Transaction Documents shall not have a Business Material Adverse Effect on the Company’s and its Subsidiaries’ right, title and interest in and to any of the Company Intellectual Property or Licensed Software. The Company and its Subsidiaries have used commercially reasonable efforts to protect and maintain the Company’s Intellectual Property and the secrecy and confidentiality their Proprietary Information used in connection with the Business.

(d) Section 4.16(d) of the Disclosure Schedule sets forth a true and complete list of all registrations, issuances, filings and applications for all Company Intellectual Property as well as material unregistered Company Intellectual Property. To JPMorgan’s knowledge all such items of Company Intellectual Property are valid, subsisting, enforceable, in full force and effect and have not or are not, as the case may be, cancelled, expired, abandoned or otherwise terminated. The Company or a Subsidiary owns all the of the Company Intellectual Property free and clear of all liens other than Permitted Liens. Each item of Company Intellectual Property, including the Company Owned Software, used by the Company or Subsidiaries immediately prior to Closing will be transferred by merger to Merger Sub at Closing.

(e) To the knowledge of JPMorgan, (i) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property nor (ii) has the Company interfered with, infringed upon or misappropriated or otherwise come into conflict with the Licensed Software or any material term of any license pursuant to which the Company or any Subsidiary uses the License Software. The Company is not a party to any claim, suit or other action, and to the knowledge of JPMorgan, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property or Licensed Software.

(f) All commercially available over-the-counter or off-the-shelf or shrink-wrap Software used in the Business has been properly licensed by the Company (including with respect to the number of users) and all related fees that are due and payable have been paid.

4.17 Brokers. Neither JPMorgan nor any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction.

4.18 Client Contracts and Clients; Vendors and Suppliers.

(a) Section 4.18(a) lists the ten (10) largest clients of the Company and its Subsidiaries during the twelve (12) month period ended December 31, 2006.

(b) To JPMorgan’s knowledge, no Client is in default under any of the terms of any Contract to which the Company or a Subsidiary and such Client are parties relating to the rendering of services to such Client and no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default.

(c) Except in the ordinary course of business or as set forth in Section 4.18(c) of the Disclosure Schedule, neither JPMorgan nor the Company has received any notice that any Client has ceased, or is planning to cease to use (or materially alter the use of) the services of the Business. To JPMorgan’s knowledge, no Client has given notice to the Company or JPMorgan that it intends to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or any of the documents or instruments required hereby.

(d) Set forth on Schedule 4.18(d) is a list of all of material vendors and suppliers to the Company or any Subsidiary and, if applicable, the terms of any Contract, arrangement or understanding with such vendor or supplier that provides below market or preferential pricing or terms, including any that arise as a result of Company being an affiliate of JPMorgan or its affiliates.

4.19 Environmental Compliance. Except as set forth in Section 4.19 of the Disclosure Schedule to JPMorgan’s knowledge, there are no Environmental Liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Business Material Adverse Effect. “Environmental Liabilities” means any and all Liabilities, current or future, accrued or contingent, of the Company which arise under or relate to any and all applicable Laws relating to the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof. JPMorgan has furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company and its Subsidiaries or any past or current properties, facilities or operations of the Company and its Subsidiaries or their respective predecessors.

4.20 Insurance Coverage. Section 4.20 of the Disclosure Schedule sets forth each category of insurance maintained by or on behalf of the Company or any of its Subsidiaries with a reasonable description of such insurance. All of the assets of the Company, including the Contributed Assets and the operations of the Business are of an insurable nature and of a character usually insured by companies of similar size to JPMorgan and in similar businesses are, and for the past year have been, insured by JPMorgan with responsible insurance companies in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any law applicable to JPMorgan, or (iii) required by any contract to which JPMorgan is a party. All such policies are in full force and effect and enforceable in accordance with their terms. JPMorgan is not in default under the provisions of any such policy. JPMorgan has not been refused, or denied renewal of, any insurance coverage with respect to the Business or the ownership or operation of the assets of the Company. All such insurance policies are in full force and effect and JPMorgan has not received any notice regarding the termination of such policies.

4.21 Accounts Receivable. All Receivables reflected in the balance sheet of the Company as of December 31, 2006 and all Receivables that have arisen after December 31, 2006 have arisen only from bona fide transactions in the ordinary course of business. There are no facts or circumstances to JPMorgan’s knowledge (other than general economic conditions) which would result in any material increase in the uncollectability of the Receivables in excess of the reserves therefor set forth in the Financial Statements.

4.22 Employees. Except as set forth in Section 4.22(a) to the Disclosure Schedule, to the Knowledge of JPMorgan, no key executive employee and no group of employees or material independent contractors of the Company or any of its Subsidiaries who provide services used in the conduct of the Business has advised JPMorgan, the Company or any Subsidiary of any plans to terminate his, her or its employment or relationship as an independent contractor. Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal employment opportunity, leaves of absence, safety, accommodations for the qualified disabled, non-discrimination, harassment, retaliation, collective bargaining and the payment of social security and other Taxes, the WARN Act and the Immigration Reform and Control Act of 1986. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other employee or labor disputes. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. JPMorgan has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries. Section 4.22(b) of the Disclosure Schedule sets forth the names, compensation (including salary, bonuses and commissions) of all persons employed by the Company and each of its Subsidiaries (including independent contractors), in each case labeling whether such employees are treated as exempt or non-exempt for purposes of the Fair Labor Standards Act. Neither the Company nor any of its Subsidiaries and, to the Knowledge of JPMorgan, no employee of either the Company or its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Company and its Subsidiaries or the [Business].

4.23 Affiliate Transactions. Except as disclosed in Section 4.23 of the Disclosure Schedule, no officer, director, employee, stockholder or Affiliate of either the Company or any of its Subsidiaries or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with either the Company or any of its Subsidiaries or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business. Section 4.23 of the Disclosure Schedule, describes all intercompany or affiliated services provided to or on behalf of the Business by either the Company or any of its Subsidiaries or their respective Affiliates (including the costs and expenses charged to the Business therewith) and all intercompany transactions or Contracts among the Company or any of its Subsidiaries and their respective Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to JPMorgan as follows:

5.1 Organization, Good Standing and Qualification. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2 Authorization; Binding Agreement. The execution and delivery by Parent of this Agreement, the performance of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby, have been duly and validly authorized by all corporate action on the part of Parent and no other corporate proceedings on the part of Parent, its board of directors or its stockholders are necessary to authorize this Agreement, to consummate the transactions so contemplated hereby or to otherwise fulfill its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Consents and Approvals. The execution and delivery by Parent of this Agreement and the performance of its terms does not require Parent to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except as provided in Schedule 5.3.

5.4 No Violation. The execution and delivery by Parent of this Agreement, and the performance of its terms does not (a) violate or contravene the Certificate of Incorporation or by-laws, each as amended to date, of Parent, (b) violate or contravene any Law or Order to which Parent is subject, or (c) materially conflict with or result in a breach of or constitute a default by any Parent under any material Contract to which Parent is a party or by which Parent or any of its respective assets or properties are bound or to which Parent or any of its assets or properties are subject.

5.5 Financial Capability. Parent will have available to it at the Closing sufficient funds to consummate the Transaction.

5.6 Legal Proceedings. There are no Actions pending or, to the knowledge of Parent, threatened by or against Parent or its Affiliates, whether at law or in equity, or before or by any Governmental Authority, which could materially adversely affect Parent’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. No Governmental Authority has, prior to the execution hereof, notified Parent that it would oppose or not approve or consent to the transaction contemplated by this Agreement.

5.7 Brokers. Neither Parent nor any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction, other than any such amounts to be paid entirely by Parent.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Pending Closing.

(a) JPMorgan covenants and agrees that, between the date hereof and the Closing, unless required by applicable Laws, and except as set forth in Section 6.1 of the Disclosure Schedule hereto, (i) the Business shall be conducted in the ordinary course of business and in a manner consistent with past practice and (ii) JPMorgan shall, and shall cause the Company and the Subsidiaries to, use their commercially reasonable efforts to (A) preserve intact the business organization and assets of the Company and the Subsidiaries, (B) keep available the services of the Business Employees and the consultants and independent contractors of the Company and the Subsidiaries, to maintain in effect their Material Contracts (subject to the expiration of any Contract pursuant to its terms), (C) to preserve the present relationships of the Business with suppliers, clients, licensees and other Persons with which the Company and the Subsidiaries or JPMorgan, has relations in connection with and which are material to the Business, except where Parent has requested or approved in writing the termination of such relationships, (D) keep all policies of insurance in full force and effect, (E) maintain all of its assets in good repair, order and condition (ordinary wear and tear excepted), (F) maintain the books, accounts and records of the Business consistent with past practices and (G) comply in all material respects with all Laws applicable to the Business.

(b) In addition to, and without limiting, the foregoing, JPMorgan agrees that it shall not, and it shall cause the Company and the Subsidiaries not to, directly or indirectly:

(i) Sell, assign, license or sublicense or otherwise dispose of any material assets or property of the Company or the Subsidiaries, except in the ordinary course of business consistent with past practice;

(ii) (A) Permit the imposition or creation of any Lien on any of the assets or properties of the Company or the Subsidiaries other than Permitted Liens; or (B) terminate or materially amend or modify any of the Leases.

(iii) Enter into or terminate, modify, amend or materially breach or default on any Contract to which the Company was or is a party or which relates to the Business, except for new Contracts, terminations, modifications or amendments (i) made in the ordinary course of business consistent with past practice, and (ii) which do not fall within any of the categories set forth in clauses (i) – (iii), (v) – (viii) or (xii) – (xiii) of Section 4.14(a);

(iv) Except as necessary to comply with any applicable law, make any change in the salary, compensation or benefits of any Business Employees other than ordinary course salary increases in amounts and at times consistent with past practice;

(v) Other than in the ordinary course of business and consistent with past practice(A) pay any compensation, bonus or distribution to any Business Employee or (B) increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided, or make other payment of any amounts not due to any Business Employee except as set forth in Section 6.1(b) of the Disclosure Schedule or (C) enter into any new or amend any existing employment or consulting agreement with any Business Employee or consultants or service providers except where Parent has requested or approved the termination of any relationship;

(vi) Hire any new Business Employees without obtaining Parent’s prior agreement or terminate any Business Employees without giving notice to Parent, other than in the ordinary course of business consistent with past practice;

(vii) Change any method of Tax accounting, make, change or revoke any material Tax election, amend any material Tax Return, or settle or compromise any material Liability for Taxes, in each case, relating to or affecting the Company or any of the Subsidiaries;

(viii) Cancel or forgive any material debts due to, or claims of, the Company or waive any rights of material value to the Company;

(ix) Amend the certificate of incorporation or by-laws of the Company or of any Subsidiary;

(x) Incur, assume or guarantee any Indebtedness of the Company or of any Subsidiary;

(xi) Incur or commit to make any capital expenditures or other obligations or Liabilities in connection therewith, other than in the ordinary course of business consistent with past practice;

(xii) Take any action or fail to take any action intended or expected to materially impede or delay the ability of the parties to obtain any necessary consents or approvals required for the transactions contemplated hereby or to perform JPMorgan’s covenants and agreements under this Agreement;

(xiii) Accelerate the billing or other realization of amounts payable to it in respect of the Business or delay the payment of Liabilities of the Business beyond the ordinary course of business consistent with past practice;

(xiv) Settle or, cause the Company or any Subsidiary to, compromise any pending or threatened Action against the Company or affecting the Business other than any settlement solely for cash that will be satisfied in full prior to the Closing or will be satisfied in full solely by JPMorgan;

(xv) Allow any insurance held for the benefit of the Company to terminate prior to the Closing Date except to the extent such insurance is replaced by comparable insurance, except in the ordinary course of business and consistent with past practice, or

(xvi) Enter into any agreement or understanding or commit to or authorize any of the actions specified in this Section 6.1(b).

6.2 Cooperation; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b) Each of Parent and JPMorgan shall as promptly as practicable use reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction. Parent and JPMorgan shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.

(c) JPMorgan shall use commercially reasonable efforts to obtain all third-party consents set forth on set forth in Section 6.2(c)(i) of the Disclosure Schedule, but any failure to secure such third-party consents, assuming use of such efforts, shall not constitute a breach of this Agreement by JPMorgan. Parent shall use commercially reasonable efforts to assist JPMorgan to obtain all such consents from third parties. Parent shall obtain all Approvals set forth in Section 6.2(c)(ii) of the Disclosure Schedules, but any failure to secure such Approvals, assuming use of such efforts, shall not constitute a breach of this Agreement by Parent. JPMorgan shall use commercially reasonable efforts to assist Parent to obtain all such Approvals.

6.3 Access to Information. Prior to the Closing and upon reasonable notice, JPMorgan shall, and shall cause the Company and the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal working hours to all of the Company’s properties, books, Contracts and records relating to the Business and JPMorgan shall, and shall cause the Company and the Subsidiaries to, furnish promptly to Parent all information concerning the business, properties, books, Contracts, records and personnel relating to the Business as Parent may reasonably request. JPMorgan shall make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent and during normal working hours all officers, accountants, counsel and other representatives or agents of the Business for discussion of the businesses, properties or personnel relating to the Business as Parent may reasonably request. JPMorgan shall use reasonable efforts to make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent such Clients, suppliers or other Persons with whom there is a business or commercial relationship in connection with the Business. All information obtained by Parent pursuant to this Section 6.3 shall be subject to the terms of the confidentiality agreement, dated May 22, 2006 between Parent and JPMorgan, and shall constitute Evaluation Material under the Confidentiality Agreement (the “Confidentiality Agreement”).

6.4 Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of (a) any material event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI hereof, and (b) any material event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

6.5 Public Announcements. Prior to the Closing, JPMorgan and Parent shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Transaction or this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.

6.6 Employee Matters.

(a) Parent will offer to all Company employees continued employment with Parent with compensation and other benefits as are offered to similarly situated employees of Parent except that Parent shall not be required to offer employment to persons who, as of the Closing Date, are on temporary leave, including persons who are on sick leave, short or long term disability leave who are listed on Schedule 6.6 (a) (the “Inactive Employees”), until the expiration of the applicable period of leave and then only if such persons return from such leave to employment within twelve (12) months following the Closing or if later, any period required by Law. Prior to the Effective Time the Business Employees will be transferred to JPMorgan for the term of the Transition Period (as that term is defined in Section 6.6(g)) and shall be seconded or “leased” to Parent as provided in Section 6.6(g). At the conclusion of the Transition Period those employees of the Company who continue their employment with the Company or a Subsidiary on and after the Closing Date shall each be referred to herein as a “Continuing Employee”. Following the Closing Date, Continuing Employees shall be eligible for base salary merit increases at a time and in an amount consistent with Parent’s salary merit increase program, provided, however, that Continuing Employees shall not become employees of Parent until the expiration of the Transition Period.

(b) Except as otherwise set forth in this Agreement, Parent will offer to all currently participating Continuing Employees the same benefit plans including (but not limited to) any associated employee coverages and benefit costs (such as premiums, out-of-pocket expenses and deductibles), as are offered to similarly situated employees of Parent (such employee benefit plans (the “Parent Benefit Plans”), and Continuing Employees shall be eligible to elect benefit plan coverage in accordance with Parent’s open enrollment process to the same extent as similarly situated employees of Parent. For purposes of determining eligibility, vesting and for purposes of vacation, leave, and severance benefits, if any, and the accrual of benefits under the Parent Benefit Plans in providing benefits to Continuing Employees, Parent shall upon each applicable Continuing Employee’s commencement of participation in the Parent Benefit Plans, credit such Continuing Employee with his or her years of service with the Company or its ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under comparable benefit plan(s) of JPMorgan (each a “Former Employee Plan”) including vacation, severance and disability leave policy, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits, or (ii) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credit for previous service. The Parent Benefit Plans that are “group health plans” (within the meaning of Section 3.1 of ERISA), (i) shall not deny coverage to Continuing Employees on the basis of pre-existing conditions subject to requirement that such employee has coverage with JPMorgan on the Closing Date and provides Parent with HIPPA certificate of proof of coverage, and (iii) Continuing Employees shall receive credit for and/or have waived (to the extent already satisfied) any co-pays/deductibles already paid which otherwise would have been applicable to Continuing Employees if, and only if, JPMorgan and/or its affiliates shall have provided to Parent’s healthcare insurance carrier prior co-pay/deductible data for Continuing Employees in an electronic format on or prior to the end of the Transition Period. Any Parent Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Continuing Employee from participation in such Parent Benefit Plan (other than any such plans with respect to which new participation has been frozen for Parent employees generally) shall be amended to provide that Continuing Employees shall participate in any such plan to the same extent as similarly situated employees of Parent (except as may be prohibited by applicable Law), and no Continuing Employee shall be denied credit for service performed for the Company, and any predecessor entities under Parent Benefit Plans to the extent consistent with the other provisions of this Section 6.6. For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company or any Affiliate under Section 414(b), (c), (m) or (o) of the Code.

(c) JPMorgan shall be solely responsible for (A) claims for Welfare Benefits arising under any Plans of JPMorgan or its Affiliates, and for workers’ compensation, in each case that are incurred by or with respect to any Continuing Employee prior to the termination of the Transition Period; (B) claims relating to COBRA Coverage under Plans of JPMorgan or its Affiliates attributable to “qualifying events” with respect to any former Company employee and his or her qualified beneficiaries and dependents as well as “qualifying events” with respect to any Continuing Employee and his or her qualified beneficiaries and dependents that occur before the Closing; and Parent and its Subsidiaries shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Continuing Employee after the Closing, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Continuing Employee and his or her beneficiaries and dependents that occur after the Closing. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; provided that claims relating to a hospital confinement that begins before the Closing but continues thereafter shall be treated as incurred before Closing. A disability or workers’ compensation claim shall be considered incurred before Closing if the injury or condition giving rise to the claim occurs on or before the Closing, but only if such claim is actually filed before the first anniversary of Closing.

(d) Parent shall provide each Continuing Employee with credit for the same number of vacation, personal and sickness benefit days (“Paid Time Off” or “PTO”) he or she has accrued but not used as of the end of the Transition Period in the calendar year in which the Closing Date occurs. The amount of any accrued but unpaid PTO accrued by Continuing Employees as of the Closing Date shall be properly reflected as a Liability on the Balance Sheet of the Company. In the event that a Continuing Employee is unable to use such carried over vacation days within the calendar year in which the Closing Date occurs, Parent shall either allow the Continuing Employee to carry over such vacation days to be used in the subsequent calendar year, or shall pay the value of such unused vacation days to which the Continuing Employee as soon as practicable following the close of the calendar year in which the Closing Date occurs. For periods after the Closing Date, Continuing Employees shall earn additional PTO in accordance with Parent’s policies for similarly situated employees. For periods after January 1, 2008, Continuing Employees will be subject to the same policies and limitations on the carry over of unused PTO as similarly situated employees of Parent.

(e) Parent shall not adopt, become a sponsoring employer of or have any obligations under or with respect to any Plans of JPMorgan or its Affiliates, and JPMorgan shall be solely responsible for any and all Liabilities which have arisen or may arise under or in connection with any Former Employee Plans (including Liabilities arising from income or excise Tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA).

(f) If, prior to the expiration of the one (1) year period following the Closing Date, a Continuing Employee’s employment is terminated: (i) by Parent (or by JPMorgan at Parent’s request during the Transition Period) for any reason other than cause (which shall be reasonably determined in accordance with Parent’s policies as applicable to similarly situated employees); or (ii) by the Continuing Employee as a result of Parent’s relocation of the Continuing Employee’s primary workplace to a location which is more than 25 miles from such employee’s workplace on the Closing Date, the terminated Continuing Employee shall be entitled to receive from Parent a severance benefit equal to the greater of:

(i) The amount that the terminated Continuing Employee would have been entitled to receive under the Company’s or a Subsidiary’s, as the case may be, severance plan as in effect on the Closing Date, taking into account service with JPMorgan on behalf of Parent during the Transition Period; or

(ii) A Continuing Employee’s right to receive severance pay and other termination benefits determined under Parent’s general policies and practices, provided that the Continuing Employee shall receive credit for service in accordance with Section 6.6(b) above.

Parent shall be reimbursed by JPMorgan for any amount associated with severance payments and benefits where the amount determined and paid in accordance with Section 6.6 (f)(i) above is in excess of what would be paid under Section 6.6 (f)(ii) above. For the sake of clarity, JPMorgan shall reimburse Parent for any severance benefits paid to Continuing Employees in excess of what would be paid under Parent’s general policies and practices. Parent shall provide a detailed invoice reasonably satisfactory to JPMorgan as soon as reasonably practicable following the payment of any severance and JPMorgan shall pay such invoice with in 30 calendar days thereafter.

(g) With respect to the period commencing on the Closing Date and ending on or before 60 days after the Closing Date (the “Transition Period”), JPMorgan shall employ the Continuing Employees and “lease” such Continuing Employees to Company. Parent shall reimburse JPMorgan for all direct payroll costs, including the gross amount of all salaries and wages and other compensation and all applicable payroll and withholding obligations including federal, state and local income tax withholding, contributions pursuant to the Federal Insurance Contribution Act and Federal Unemployment Tax Act, workers’ compensation, unemployment insurance, other withholding or other payments required by federal, state or local law or regulations with respect to such Continuing Employees during the Transition Period. JPMorgan shall provide a detailed invoice reasonably satisfactory to Parent as soon as reasonably practicable following the end of each payroll period during the Transition Period, and Parent shall pay such invoice within 30 calendar days thereafter. Also during the Transition Period, JPMorgan shall continue to provide Continuing Employees (and their eligible dependents) who had elected such coverage, employee benefits which they enjoyed prior to Closing. Parent shall reimburse JPMorgan for the cost of providing such employee benefits to Continuing Employees during the Transition Period. JPMorgan shall provide a detailed invoice reasonably satisfactory to Parent as soon as reasonably practicable following the end of the Transition Period and Parent shall pay such invoice within 30 calendar days thereafter. JPMorgan shall transfer the Continuing Employees to the Company at the expiration of the Transition Period.

(h) With respect to the Continuing Employees, JPMorgan and Parent shall cooperate and attempt to minimize all adverse employee-related tax consequences as a result of the Merger and the transfer of the Continuing Employees from the Company and/or JPMorgan to the Parent or its affiliates including without limitation all payroll-related and unemployment-related taxes paid (or to be paid) by the Continuing Employees.

(i) With respect to Continuing Employees, JPMorgan shall transfer to Parent the personnel files, payroll records and benefit elections for any such employee, upon the condition that all Continuing Employees be advised that such information has been made available to Parent and that Parent shall indemnify JPMorgan for any claims made against it or any of its Affiliates arising out of the use by Parent or its Affiliates of any information contained in such files or provided pursuant to this subsection. JPMorgan shall make available to Parent during the 12 months following the Closing Date termination information for former Company Employees who were employed during any part of the 12 month period prior to the Closing Date who seek reemployment with the Company or its Subsidiaries.

(j) Except as expressly provided in this Agreement, Parent assumes no Liability with respect to and received no right or interest in, any JPMorgan Employee Benefit Plan and any other “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained, sponsored or to which there is an obligation to contribute by JPMorgan or any of its affiliates. After the Transition Period, all Continuing Employees shall cease active participation in all JPMorgan Employee Benefit Plans except with respect to benefits accrued as of, or claims incurred through the end of the Transition Period and with respect to any JPMorgan Employee Benefit Plan which, by their terms, permit continuing participation based on prior employment with JPMorgan. Continuing Employees who participate in the JPMorgan Chase Retirement Plan (the “JP Morgan Retirement Plan”) as of the end of the Transition Period and who have accrued at least one (1) year of credited service under the JPMorgan Retirement Plan as of the end of the Transition Period will become vested in their benefits under the JPMorgan Retirement Plan as of the end of the Transition Period.

(k) With respect to Continuing Employees, from and after the Closing Date, Parent may, in its sole discretion, obtain and utilize a new federal employer identification number from the IRS which is different from that used by JPMorgan prior to the Closing Date.

(l) Parent shall be responsible for providing any notification that may be required under the WARN Act with respect to any Company employees after the last day of the Transition Period. JPMorgan shall be responsible for providing any notification that may be required under the WARN Act with respect to any Company employees prior to Closing and thereafter up until the last day of the Transition Period, provided that, with respect to the Transition Period, Parent has given sufficient and adequate notice to enable JPMorgan to provide such timely notification. If Parent fails to provide sufficient notice to JPMorgan as required under the WARN Act, then Parent shall be liable for any additional expenditure resulting from the failure to provide notification required under the WARN Act with respect to any employees of the Company.

(m) The covenants of JPMorgan and Parent in this Agreement are not intended to and shall not create any right in any Continuing Employee or in any other employee or his or her beneficiary, or any third party.

6.7 Tax Matters.

(a) Cooperation. The Company, the Subsidiaries, Parent and JPMorgan shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to Section 6.7(a) and any Tax Proceeding. Such cooperation shall include the retention until the expiration of the applicable period of assessment under Applicable Law and (upon the request of the other party) the provision of records and information which are in such party’s possession and which are reasonably required in connection with any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Effective Time.

(c) Transfer Taxes. All Transfer Taxes payable as a result of the transactions contemplated by this Agreement or relating to any real property described in Sections 4.15(a) and 4.15(b) of the Disclosure Schedule and imposed as a result of the transactions contemplated by this Agreement shall be shared equally by the parties, and the parties shall cooperate to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(d) Tax-Free Reorganization. Neither Merger Sub nor Parent shall take or cause to be taken any action, whether before or after the Effective Time of the Merger, which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

(e) Tax Refunds. Rights and benefits relating to all credits or refunds of Tax Liabilities of the Company no matter how secured (including credits for overpayment of estimated Taxes) (“Tax Refunds”) arising from or relating to any Pre-Closing Tax Period or a Liability for Tax for which JPMorgan has provided an indemnity under Section 9.1(e) hereof shall remain with and be for the benefit of JPMorgan, and Parent or Merger Sub shall pay to JPMorgan the amount of any such Tax refund or credit against Taxes received by Merger Sub or Parent plus any overpayment interest, but only to the extent that the amount of such Tax Refunds exceeds the amount, if any, that is shown as an asset on the Closing Balance Sheet. Notwithstanding any provision in this Agreement to the contrary, Parent and JPMorgan agree that Merger Sub shall not carry back any net operating loss, loss from operations or any other Tax attribute of the Company to any Pre-Closing Tax Period, and Parent agrees that it shall indemnify and hold harmless JPMorgan against any Losses or Liabilities for Tax and expenses related thereto (including any amounts of Taxes for which JPMorgan has provided an indemnity pursuant to Section 9.1(e) hereof) that are attributable to or result or arise from a breach of the covenant provided in this sentence.

6.8 Additional Agreements.

(a) Non-Solicitation. During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”) the Clearance and Agency Services Group of JPMorgan (the “Group”) shall not solicit, directly or indirectly, for employment with the Group any person employed by the Company or any of its Subsidiaries on the Closing Date who is, and has been, for at least ninety (90) days an employee of the Company or any of its Subsidiaries at the time of such solicitation, nor will it assist any other operating group of JPMorgan to solicit for employment any such person. General purpose solicitations in any medium or thorough the use of executive search firms not targeted at persons employed by the Company or its Subsidiaries on the Closing Date shall not constitute a violation of this provision.

(b) Services. During the Restricted Period the Group will not offer or provide any services to any Client where such services were being provided to that Client by the Company or any of its Subsidiaries on the Closing Date. The restriction contained in the previous sentence shall not apply to any services that were being provided by the Group directly to that Client on or prior to the Closing Date. For the avoidance of doubt, in determining what services were provided by the Group directly prior to the Closing Date those services provided solely by the Company shall not be included as services provided by the Group. The foregoing restriction shall no longer apply should JPMorgan enter into a merger, consolidation or acquisition with any other entity without regard to who is the surviving party that results in JPMorgan acquiring a business similar to the business conducted by the Company and its Subsidiaries on the Closing Date unless the principal business of such entity was providing services similar to those of the Company and its Subsidiaries.

(c) Delivery of Company and Subsidiary Shares. JPMorgan shall promptly deliver to Parent stock certificates representing all Company shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached, and certificates representing all Subsidiary shares.

(d) Post-Closing Transition. JPMorgan and Parent shall use commercially reasonable efforts to provide transition services to the other and to assist and cooperate in such transition and to agree on the reimbursements to be paid for such transaction assistance, provided that JPMorgan shall not be obligated to provide such services after the first anniversary of the Closing Date.

(e) Preferential Pricing. JPMorgan shall use commercially reasonable efforts with any vendor or supplier that provides below market or preferential pricing or terms received or enjoyed by the Company and its Subsidiaries prior to Closing, including any that arose as a result of Company being an affiliate of JPMorgan or its affiliates, will continue to be made available to the Business (as conducted by Parent, Company or their respective subsidiaries).

ARTICLE VII

CONDITIONS PRECEDENT TO THE TRANSACTION

7.1 Conditions to Obligations of Parent. The obligations of Parent to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in Article III that is qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. JPMorgan shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Third-Party Consents and Approvals. All third-party consents and Approvals set forth in Sections 6.2(c)(i) and (ii) of the Disclosure Schedule required for the execution, delivery and performance of this Agreement and the consummation of the Transaction by Parent shall have been obtained and such consents and Approvals shall be in full force and effect, except where the failure to obtain any such consent or Approval is not reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect.

(d) Client Assurance. Parent shall have received from the Client set forth on Schedule 7.1(d) reasonable assurance to Parent that such Client shall continue to use the services of the Company after the Closing Date.

(e) Officer’s Certificate. JPMorgan shall have delivered to Parent a certificate, executed by an officer of JPMorgan authorized to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

(f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Transaction on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Transaction, which makes the consummation of the Transaction on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, illegal.

(g) No Business Material Adverse Effect. There shall not have been any Business Material Adverse Effect.

(h) Resignations. JPMorgan shall have delivered to Parent written resignations of all officers and directors of the Company and its Subsidiaries effective as of the Closing.

(i) Extinguishment of Excluded Liabilities. JPMorgan shall provide evidence reasonably acceptable to Parent that JPMorgan has filed all documents its bond counsel has advised it are required to terminate the Bonds and that all other Excluded Liabilities have been repaid, forgiven, cancelled or otherwise extinguished in full.

(j) Shareholders Agreement. JPMorgan shall have entered into the same Shareholders Agreement as other holders of the PIK Preferred Stock.

7.2 Additional Conditions to Obligations of JPMorgan. The obligations of JPMorgan to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in Article IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Parent shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to JPMorgan a certificate, executed by an officer of Parent authorized by Parent to execute certificates on its behalf, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Transaction on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Transaction, which makes the consummation of the Transaction on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, illegal.

(e) Guarantee. Parent shall use commercially reasonable efforts to have entered into a guarantee agreement reasonably acceptable to JPMorgan and the landlords on the Leases pursuant to which guarantee agreements Parent will be substituted for JPMorgan as guarantor on the Leases and JPMorgan shall be released from its obligations under its existing guarantees.

(f) Payment. Parent shall pay to JPMorgan the Merger Consideration in accordance with Section 3.1.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Parent and JPMorgan;

(b) By either Parent or JPMorgan if the Transaction shall not have been consummated on or before December 15, 2007 (provided if that date falls on a day that is not a Business Day, such date shall be the date of the next succeeding Business Day), provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to have been consummated on or before such date;

(c) By either Parent or JPMorgan, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(d) By Parent, if Parent is not then in material breach of any its obligations under this Agreement, and if JPMorgan shall have materially breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 8.1(b) or 8.1(c), and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 8.1(b), or (B) the date that is ten (10) Business Days from the date that JPMorgan is notified of such breach;

(e) By JPMorgan, if JPMorgan is not then in material breach of any its obligations under this Agreement, and if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 7.2(a) or 7.2(b), and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to any permitted termination pursuant to Section 8.1(b), or (B) the date that is ten (10) Business Days from the date that Parent is notified of such breach.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than Sections 8.2, 8.3, 10.2 and 10.5 and Section 6.3 but solely as it relates to the confidentiality of information, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Parent, JPMorgan or any of their respective officers, directors, stockholders or agents and all rights and obligations of any party hereto will cease, except that no party shall be relieved of any Liability arising from any willful breach by such party of any provision of this Agreement.

8.3 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

ARTICLE IX

POST-CLOSING INDEMNIFICATION; SURVIVAL

9.1 JPMorgan’s Indemnification. Subject to the limitations set forth in this Article VIII, from and after the Merger Date, JPMorgan shall indemnify and hold harmless Parent, all of its Subsidiaries and Affiliates, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (the “Parent Group”), from and against any and all Liabilities arising out of or caused by, directly or indirectly, any of the following:

(a) Misrepresentation. Any breach of the representations or warranties made by JPMorgan under this Agreement.

(b) Nonperformance. Any failure by JPMorgan to satisfy or perform any covenant, agreement or term of this Agreement required to be satisfied or performed by it.

(c) Proceedings. Any proceeding against the Parent Group by any holder of Company equity or equity based securities, in their capacity as such, to the extent based on facts or circumstances occurring at any time on or before the Merger Date (but not including any such proceedings relating to the enforcement of rights hereunder).

(d) Pre-Merger Liabilities. Any actions or omissions to act taken or omitted to be taken by JPMorgan or the Company or either of their predecessor or their respective stockholders, directors, officers, employees, agents or representatives (including the Company , the Subsidiaries and the Business Employees) prior to the Merger that relate to the Company or the Business (including matters disclosed in the Disclosure Schedule and with respect to the removal of storage tanks on property leased by the Company).

(e) Taxes. (i) Any Taxes of the Company for any Pre-Closing Tax Periods and the portion through the end of the Closing Date for any Straddle Period and (ii) for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise; provided; however, that JP Morgan shall only be liable under this 9.1(e)(i) and (e)(ii) to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet used for purposes of computing the Actual Net Tangible Book Value Adjustment set forth in Article III hereof.

9.2 Parent’s Indemnification. From and after the Closing Date, Parent shall indemnify and hold harmless JPMorgan, its Affiliates, their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (“JPMorgan Group”) from and against any and all Claims, arising out of or caused by, directly or indirectly, any or all of the following:

(a) Misrepresentation. Any breach of the representations or warranties made by Parent under this Agreement.

(b) Nonperformance. Any failure by Parent to satisfy or perform any covenant, agreement or term of this Agreement required to be satisfied or performed by it.

(c) Post-Merger Liabilities. Any actions or omissions to act taken or omitted to be taken by Parent,, its Affiliates or the Surviving Corporation or their respective stockholders, directors, officers, employees, agents, assigns or representatives from and after the Closing relating to the Business.

9.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which JPMorgan Group or Parent Group, as the case may be (the “Indemnitee”) is entitled to indemnification from Parent or JPMorgan, as the case may be (the “Indemnitor”) under this Article IX:

(a) Within five (5) Business Days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided that no failure to provide Indemnification Notice shall excuse the Indemnitor from any of its obligations under this Article VIII except to the extent such failure prejudices Indemnitor.

(b) If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice that is not reasonably objected to by the Indemnitee, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any material customer, material prospect, material supplier, or if the Indemnitee reasonably believes that it has additional defenses available to it that cannot as a matter of law be brought by the Indemnitor in the name of Indemnitee or where a conflict or potential of interest exists between Indemnitor and Indemnitee it may, at its option, on notice to the Indemnitor and through counsel of its choice, not reasonably objected to by the Indemnitor and at the Indemnitor’s reasonable expense, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; provided further, however, that if the Defense requires the payment of monetary damages, the Indemnitee shall only have the right to settle, adjust or compromise the defense with Indemnitor’s written consent, which consent may not be unreasonably withheld; (iii) the Indemnitor shall not consent to any judgment, or agree to any settlement, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through a single counsel of its choice, but at the Indemnitor’s reasonable expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c) All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within five (5) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

9.4 Limits on Indemnification. The Indemnitor’s Liability under Section 9.1(a) or 9.2(a), as the case may be, shall be limited as follows:

(a) Deductible. No amount shall be payable by the Indemnitor under Section 9.1(a) or 9.2(a), as the case may be, unless and until the aggregate amount otherwise payable by the Indemnitor under such Sections exceeds $250,000 (the “Deductible”). At such time as the total amount payable by the Indemnitor exceeds the Deductible, in the aggregate, the Indemnitees shall be entitled to be indemnified against the amount of all claims for indemnification pursuant to this Agreement (“Claims”) in excess of the Deductible; provided, however, notwithstanding the foregoing, the Deductible shall not apply to any breach of the representations set forth in Sections 4.3, 4.12, 4.17 or to the extent that such Indemnification Matter relates to the Leased Property (as hereinafter defined).

(b) Survival. With respect to any Indemnification Matter under Section 9.1(a) or 9.2(a), as the case may be, the Indemnitor shall have no Liability unless the Indemnitee gives an Indemnification Notice prior to the two-year anniversary of the Closing Date; except (i) in all cases where the Indemnification Matter involves any breach of the representations set forth in Sections 4.3 and 4.4, the representations and warranties contained in each of which shall survive indefinitely; (ii) the representation and warranty contained in Section 4.19 shall survive through the five-year anniversary of the Closing Date except to the extent that such Indemnification Matter relates to the real property subject to the Leases (the “Leased Property”), in which case an Indemnification Matter claim shall be timely hereunder so long as an Indemnification Notice with respect thereto is given prior to the ninetieth day prior to the expiration of the applicable statute of limitations; and (iii) the representations and warranties contained in Sections 4.12, which shall be timely hereunder as long as an Indemnification Notice with respect thereto is given prior to the ninetieth day after the expiration of the applicable statute of limitations, taking into account any extensions thereof. The covenants and other agreements hereunder shall survive in accordance with their terms.

(c) Ceiling. In no event shall the aggregate amount payable by the Indemnitor under Section 9.1(a) or 9.2(a), as the case may be, exceed an amount equal to fifty percent (50%) of the Merger Consideration (the “Ceiling”); provided, however, notwithstanding the foregoing, (i) with respect to any breach of Section 4.19 hereof, the Ceiling shall not apply and the limitation of liability shall be the Merger Consideration paid except in the case of a breach related to the Leased Property in which case the Ceiling shall not apply, and (ii) the Ceiling shall not apply to any Indemnification Matter involving any breach of the representations set forth in Sections 4.3, 4.4, 4.12, 4.17 or 5.7.

(d) Consequential Damages. In no case shall a party hereunder be liable to any other party hereunder for incidental, consequential or punitive damages resulting form any breach of this Agreement or any representation or warranty hereunder, provided however that any Indemnitee shall be entitled to recover such damages to the extent ( and solely to the extent) that such damages have been awarded in a final judgment against such Indemnitee to a third party that is not an Affiliate of the Indemnitee under circumstances where the Indemnitee is entitled to indemnification under this Agreement.

9.5 Sole and Exclusive Remedy. Following the Closing, the sole and exclusive remedy for all Claims relating to this Agreement and the transactions contemplated hereby shall be the indemnification provisions set forth in this Article provided, however, that nothing herein shall limit any right to seek injunctive or other equitable relief for performances required but not yet fulfilled hereunder or any claims for fraud or intentional wrong-doing.

ARTICLE X

MISCELLANEOUS

10.1 Entire Agreement. This Agreement, together with its schedules and exhibits, the Confidentiality Agreement, and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.2 Amendment and Waiver. This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Parent and JPMorgan. At any time prior to the Closing, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.3 Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto; provided, however, that Parent and JPMorgan may each assign its rights (but not its obligations) hereunder to any of its direct or indirect Subsidiaries and Affiliates. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

10.4 Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

10.5 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

10.6 Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

10.7 Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of the Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Disclosure Schedule is material). Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedy.

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

10.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent:	NCO Group Inc. 507 Prudential Road Horsham, PA 19044 Attention: Michael J. Barrist, President

With a copy to:	Blank Rome LLP One Logan Square 130 N. 18th Street Philadelphia, PA 19103 Attention: Lawrence R. Wiseman, Esquire

If to JPMorgan:	JPMorgan Chase Bank, National Association One Chase Manhattan Plaza New York, New York 10005 Attention: Diane Eshleman, Executive Vice President

With a copy to:	JPMorgan Chase Bank, National Association One Chase Manhattan Plaza New York, NY 10081 Attention: Robert J. Egan, Esquire

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

10.10 Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement, the agreements referred to herein and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

10.11 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13 Survival. All representations and warranties of the Company, the Subsidiaries and JPMorgan, and indemnifications made in this Agreement or pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement and shall terminate as set forth in Section 9.4(b). All covenants made in this Agreement shall terminate at the Effective Time except for those covenants that by their terms are intended to terminate at a different time, and those covenants shall terminate at the time provided in this Agreement.

10.14 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

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NOW, THEREFORE, the parties hereto have executed this Agreement and Plan of Merger by their duly authorized representatives as of the date first written above written.

NCO GROUP, INC.

By:	/s/ Steven L. Winokur
Name:	Steven L. Winokur
Title:	EVP

SYSTEMS & SERVICES TECHNOLOGIES MERGER CORP.

By:	/s/ Steven L. Winokur
Name:	Steven L. Winokur
Title:	EVP

SYSTEMS & SERVICES TECHNOLOGIES, INC.

By:	/s/ Glenn D. Estrella
Name:	Glenn D. Estrella
Title:	Chairman of the Board

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Diane V. Eshleman
Name:	Diane V. Eshleman
Title:	Executive Vice President